Exhibit 99.1

UNITY Biotechnology Appoints Industry Leader and Ophthalmology Expert Yehia Hashad, M.D., to the Board of Directors

SAN FRANCISCO, Calif., March 10, 2025 – UNITY Biotechnology, Inc. (“UNITY”) [NASDAQ: UBX], a biotechnology company developing therapeutics to slow, halt, or reverse diseases of aging, today announced that Yehia Hashad, M.D., executive vice president of research and development and chief medical officer at Bausch + Lomb, has been appointed to the Company’s board of directors and as a member of its science committee.

"Dr. Hashad is a highly respected leader in ophthalmology whose expertise will be invaluable as we prepare for the upcoming Phase 2b ASPIRE 24-week data readout and optimize our strategy to potentially advance UBX1325 to late-stage development," said Anirvan Ghosh, Ph.D., chief executive officer of UNITY Biotechnology. "With over two decades of experience in clinical and commercial drug development, Dr. Hashad’s insights will be instrumental in positioning UBX1325 as a much-needed treatment option for patients with diabetic macular edema."

Dr. Hashad is a seasoned ophthalmologist and retinal specialist with more than 25 years of leadership experience in global research and development. In his current position as the executive vice president of research & development and chief medical officer at Bausch + Lomb, he oversees all R&D portfolios across all business units. Previously, he served as senior vice president and head of R&D for Allergan Aesthetics (Abbvie Company), in which he oversaw the development of more than 40 programs that spanned a wide range of pharmaceutical products. Prior to Allergan, Dr. Hashad spent five years with Novartis Pharma AG, where he served as a global medical director for age-related macular degeneration-related treatments Visudyne® and Lucentis® and as a medical director, ophthalmology for the European region. Dr. Hashad obtained his Master of Science in medical and surgical ophthalmology from Cairo University and a business degree from INSEAD in France. He previously served on the boards of The Glaucoma Research Foundation, the National Alliance of Eye and Vision Research, and the University of California Irvine Research Center.

"I am thrilled to join UNITY at this pivotal moment and contribute to its mission to develop the next generation of therapeutics for retinal diseases,” said Dr. Hashad. "I look forward to collaborating with the UNITY team to advance the lead senolytic program and shape an exciting pipeline of future products."

Keith R. Leonard Jr., chairman of the board of UNITY Biotechnology added, "We are delighted to welcome an experienced ophthalmologist and drug development leader like Dr. Hashad to the board and our science committee. Dr. Hashad's strategic perspective and clinical experience will be vital as we continue to advance UBX1325 and develop innovative products in ophthalmology.”

About UNITY

UNITY is developing a new class of therapeutics to slow, halt, or reverse diseases of aging. UNITY’s current focus is on creating medicines to selectively eliminate or modulate senescent cells and thereby provide transformative benefit in age-related ophthalmologic and neurologic diseases. More information is available at www.unitybiotechnology.com or follow us on X and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements including statements related to UNITY’s understanding of cellular senescence and the role it plays in diseases of aging, the potential for UNITY to develop therapeutics to slow, halt, or reverse diseases of aging, including for ophthalmologic and neurologic diseases, the potential for UNITY to successfully commence and complete clinical studies of UBX1325 for DME and other ophthalmologic diseases, and the expected timing of results of the clinical trial in UBX1325. These statements involve substantial known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements, including risks related to delay or disruption in clinical trials, risks relating to the uncertainties inherent in the drug development process, risks related to the Company's ability to raise funding and resulting runway, and risks relating to UNITY’s understanding of senescence biology. The Company may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this press release represent our views as of the date of this release. The Company anticipates that subsequent events and developments will cause its views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the Company's views as of any date subsequent to the date of this release. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general and the sufficiency of its cash runway, see UNITY’s most recent Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on March 7, 2025, as well as other documents that may be filed by UNITY from time to time with the Securities and Exchange Commission.

Media Contact
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Katherine Smith
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Investor Contact
LifeSci Advisors, LLC
Joyce Allaire
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